Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard, CFA
	663 Highway 60, P.O. Box 807		Vice President, Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Director of Corporate Communications
(704) 890-5323
Jack Henry & Associates Announces Retirement of David Foss as Board Chair
Vice Chair and Lead Independent Director Matt Flanigan to become Board Chair

MONETT, Mo., June 4, 2026 – Jack Henry & Associates, Inc.® (Nasdaq: JKHY) announced today that Board Chair, David Foss, will retire effective July 15, 2026. As part of the planned transition, Matt Flanigan, current Vice Chair and Lead Independent Director, will become Board Chair upon Foss’s retirement.

Foss joined Jack Henry in 1999 and served as President from 2014 to 2022 and as Chief Executive Officer from 2016 to 2024. He was appointed to the Board in 2017 and named Chair in 2021. Throughout his tenure, he played a pivotal role in shaping the company’s long-term strategy, expanding its technology capabilities, and strengthening its position as a leading provider of solutions for banks and credit unions.

“It has been a privilege to serve this company and our clients over the years,” Foss said. “I’m incredibly proud of what we’ve accomplished together – from strengthening our culture to advancing our technology modernization strategy. Most importantly, I am proud of the management team we’ve built and have great confidence in Matt’s ability to serve the Board as its Chair.”

Flanigan joined the Jack Henry Board in 2007 and has served as Lead Director since 2012. He retired in 2019 as Executive Vice President, Chief Financial Officer, and Board Member of Leggett & Platt, Inc. Prior to joining Leggett in 1997, he spent 13 years in the banking industry in Dallas, TX.

“We will continue to build upon the strong foundation that Dave established,” Flanigan said. “The Board remains focused on supporting the company’s long-term strategy and disciplined growth, and we will work closely with management to deliver high value for all stakeholders.”

Greg Adelson, President and CEO, added, “Dave’s leadership has had a lasting impact on Jack Henry and on me personally – including the strategy and innovation that drive our business, as well as the values and culture that define who we are. Dave is an exceptional leader and mentor, and we are all deeply grateful for his many contributions. We have been prepared to have Matt step into this role as part of our succession plan, given his extensive leadership experience, financial expertise, banking background, and long-standing service on our Board.”

About Jack Henry & Associates, Inc.®

Jack Henry® (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For 50 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower approximately 7,400 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.